Exhibit 4.45

China National Offshore Oil Corporation

and

CNOOC Limited

Framework Agreement

in respect of

the Connected Transactions

(Summary Translation)

Table of Contents

1.           Scope of Products and Services
2.           Transaction Principles
3.           Pricing Principles
4.           Mode of Operations
5.           Rights and Obligations
6.           Term and Termination of the specific Product and Service Contracts
7.           Representations and Warranties
8.           Performance of this Agreement
9.           Force Majeure
10.         Announcement
11.         Miscellaneous
12.         Notices
13.         Governing Law and Dispute Resolution
14.         Supplementary

Framework Agreement in respect of the Connected Transactions

(Summary Translation)

This Agreement was entered into on November 6, 2013 by the following parties in Beijing, the People's Republic of China ("PRC", excluding for the purpose of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan):

Party A: China National Offshore Oil Corporation (“CNOOC”, hereinafter referred to as "Party A"), a state-owned enterprise incorporated and duly existing under the laws of the PRC.

Party B: CNOOC Limited (hereinafter referred to as "Party B"), a company incorporated and duly existing under the laws of the Hong Kong Special Administrative Region with limited liability.

On the date of this Agreement, Party A owned approximately [64.45%] of the equity interests of Party B.

Party A (including its associates (as defined under the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the "Listing Rules"))) principally engages in the production and operation of the oil and gas and petrochemical such as ancillary production services, engineering construction services, information consulting services, supply services and financial services by financing companies. The above services are essential to the production operations of Party B and its affiliates. Party A and its associates possess the leading edge of talented personnel, technologies and geographical advantages, and have maintained a long-term working relationship with Party B and its affiliates. Therefore, Party B agrees to acquire the above products and services from Party A and its associates.

Party B possesses crude oil, condensate oil, liquefied oil, natural gas, by-products, semi-finished products, and is able to provide sales and services of other various types of petroleum-related products. Party B has maintained long-term working relationship with Party A. Therefore, Party A (including its associates) agrees to acquire the above products and services from Party B (including its affiliates).

As such, based on the principles of long-term cooperation, mutual benefits and joint development, after friendly consultations, the Parties agree to enter into this Agreement and to procure their respective affiliates (including the subsidiaries, branch and other units)

to provide or accept the products and services as stipulated in this Agreement pursuant to the terms and spirits of this Agreement.

Article 1          Scope of products and services

1.1	Party B (including its affiliates) shall provide to Party A (including its affiliates) the following products and services:

1.1.1
management, technical, facilities and ancillary services, including the supply of materials, technical consulting, technology transfer, delegated administration, technical research services and other supporting  services;

1.1.2	sales of petroleum products, natural gas and by-products, semi-finished products and other various types of natural gas-related or petroleum-related products.

1.1.3	long-term sales of natural gas, liquefied natural gas and by-products, semi-finished products and other various types of natural gas-related or petroleum-related products.

1.2	Party A (including its associates) shall provide to Party B (including its affiliates) the following products and services:

1.2.1
exploration and support services: well site survey; geophysical exploration seismic data processing; seismic testing data processing; integrated exploratory research services; geophysical data acquisition; marine geological forecast and data processing; drilling; well logging of oil and gas volume; well logging; exploration well operation and other related technical services; tuw-boat; transportation; supply of materials; technical research of exploration and safety services as well as various types of technical services and support services related to the above operations;

1.2.2
oil and gas fields development and support services; engineering exploration, geological exploration; drilling; well completion; well logging of oil and gas volume; well logging, well cementing and other related technical services; design, construction, installation, testing and tuning of production facilities; shipping transportation; supply of materials/facilities; integrated exploration research services as well as various types of technical services and support services related to the above operations;

1.2.3	production of oil and gas field and support services: integrated research on production techniques; well workover; shipping transportation; oil tanker transportation; supply of material/facilities; maintenances of platform; repair of equipment and pipeline;  production operations; oil exploitation operations; oil and gas production labour services; repair of facilities for the production of  oil and gas fields; warehousing and storage; lease of equipment and building; road transportation ; telecommunication and network services; wharf services; labour services; warehousing and storage; construction services, including roads, wharf, buildings, factories and water barriers; maintenance and repair of major facilities; medical, childcare and social services; provision of water, electricity and heat; security and fire-protection services; technical training; accommodation; maintenance and repair of buildings; catering services, as well as other technical and supporting services related to the above services;

1.2.4
management, marketing and other ancillary services: marketing services; delegated administration;  staff recruitment; publishing and printing; telecommunication networks; lease of properties; property management; provision of water, electricity and heat; car rental; integrated services; integrated research; sewage disposal and other ancillary services;

1.2.5 FPSO vessel leases.

Article 2          Transaction Principles

2.1
Specific agreements may be separately entered into between the respective Parties, that is Party A (and its associates) and Party B (and its affiliates), for specific products and services in accordance with the scope of this Agreement. Both Parties agree to implement the contracts under this Agreement pursuant to the following principles:

2.1.1	the products and services to be provided shall be of satisfactory quality to the recipient;

2.1.2	the pricing of the products and services to be provided shall be fair and reasonable;

2.1.3	the terms and conditions of the products and services provided by Party A to Party B shall be more favourable than those provided by the independent third parties; and

2.1.4	the terms and conditions of the products and services provided by Party B to Party A shall be no less favourable than those provided by Party B to the independent third parties.

Article 3          Pricing Principles

3.1
Subject to the pricing principles as mentioned in Article 2.1, the pricing of the respective products and services involved under Article 1 of this Agreement shall be determined by arm's length negotiations and on normal commercial terms or on terms no less favourable than those available to Party B from independent third parties, under prevailing local market conditions (considering volume of sales, terms of contracts, package of services, overall customer relationship and other market factors).

3.2
Subject to the pricing principles as mentioned in Article 3.1, the pricing of the respective products and services under Articles 1.2.1 to 1.2.4 of this Agreement shall be determined on the following terms and sequential order:

(1) State-prescribed prices; or

(2) where there is no State-prescribed price, market prices (including the local, national or international market prices); or

(3) when neither (1) nor (2) is applicable, the cost to Party A for providing the relevant services and products plus a margin of not more than 10%, before any applicable taxes.

3.3
Subject to the pricing principles as mentioned in Article 3.1, the pricing of the respective products and services under Article 1.2.5 of this Agreement shall be determined at market prices and on normal commercial terms.

3.4
Subject to the pricing principles as mentioned in Article 3.1, the pricing of the respective products and services under Article 1.1.1 of this Agreement shall be determined on the following terms and sequential order and on normal commercial terms:

(1) State-prescribed prices; or

(2) where there is no State-prescribed price, market prices (including the local, national or international market prices); or

(3) when neither (1) nor (2) is applicable, the cost to Party A for providing the relevant services and products plus a margin of not more than 10%, before any applicable taxes.

3.5
Subject to the pricing principles as mentioned in Article 3.1, the pricing of the respective products and services under Articles 1.1.2 and 1.1.3 of this Agreement shall be determined on the following terms and sequential order:

(1) State-prescribed prices; or

(2) where there is no State-prescribed price, market prices (including the local, national or international market prices).

Article 4          Mode of Operations

4.1
Party A shall ensure and procure its associates and Party B shall ensure and procure its affiliates to execute the specific products and service contracts in compliance with the principles and terms of this Agreement.

4.2
The respective product and service contracts executed between Party A (and its associates) and Party B (and its affiliates) prior to January 1, 2014 and which are valid after January 1, 2014 and shall be deemed as signed pursuant to the principles and terms of this Agreement. Corresponding amendments shall be made to such contracts if the principles and terms of such contracts are inconsistent with those set out in this Agreement.

4.3
The term of the respective product and service contracts executed pursuant to Articles 1.1.1, 1.1.2 and 1.2.1 to 1.2.4 shall not exceed three years. If the term of these contracts does not exceed three years but the expiry date thereof is later than December 31, 2016, then the following provision shall be incorporated into these contracts: "This contract shall terminate on December 31, 2016 if, as of December 31, 2016, CNOOC Limited fails to obtain the waiver for the relevant category of connected transaction  in respect of this contract for the 3 year period between 2017 and 2020 pursuant to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited ".

4.4
The terms of the liquefied natural gas contracts and the natural gas contract executed pursuant to Article 1.1.3 of this Agreement shall not exceed 25 years and 20 years respectively, and the following provision shall be incorporated into these contracts: "This contract shall terminate on December 31, 2016 if, as of December 31, 2016, CNOOC Limited fails to obtain the waiver for the relevant category of connected transaction in respect of this contract for the 3 year period between 2017 and 2020 pursuant tor the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited ".

4.5
The term of the specific service contracts executed pursuant to Article 1.2.5 of this Agreement shall not exceed 20 years, and the following provision shall be incorporated into these contracts: "This contract shall terminate on December 31, 2016 if, as of December 31, 2016, CNOOC Limited fails to obtain the waiver for the relevant category of connected transaction in respect of this contract for the 3 year period between 2017 and 2020 pursuant to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited ".

Article 5          Rights and Obligations

5.1	The rights of the Parties include:

5.1.1
a Party may provide corresponding products and services to independent third parties, provided that the products and services shall be provided to the other Party in accordance with the terms of this Agreement;

5.1.2	the prices of the products and service fees shall be charged in accordance with the applicable law and the terms of this Agreement and the specific products and service agreements.

5.2	The obligations of the Parties include:

5.2.1
to procure and ensure that its affiliates shall provide to the other Party  products and services based on the standards and pricing principles as prescribed in this Agreement and the specific products and service agreements;

5.2.2	to be entrusted by the Parties in the specific product and service agreements and to coordinate matters related to such specific product and service agreements;

5.2.3	to pay the relevant price and service fees pursuant to this Agreement and the specific product and service agreements.

Article 6          Term and termination of the specific product and service agreements

6.1	This Agreement shall be effective from January 1, 2014 for a term of three years after being executed by the authorised representatives of the Parties and sealed.

6.2
If there is any default of one of the Parties ("Defaulting Party"), the other Party ("Non-defaulting Party") may notify the Defaulting Party by written notice that a default has been committed and request that the Defaulting Party remedy such default within a reasonable period. If the Defaulting Party fails to remedy  such default within the aforementioned period, the Non-defaulting Party may terminate this Agreement immediately. The Non-defaulting Party reserves the right to claim, request for indemnities and any other legally permitted remedies from the Defaulting Party.

6.3	The termination of this Agreement shall not affect the rights or obligations of any Party which have accrued under this Agreement.

6.4
Either Party shall be entitled to terminate at any time the specific product and service agreements in respect of one or more types of products or services provided that  prior written notice is given to the other Party.

Article 7          Representations and Warranties

7.1	Party A represents and warrants that:

7.1.1	Party A is a state-owned enterprise incorporated under the laws of the PRC as an independent legal entity and is currently holding a valid business licences;

7.1.2
Party A has obtained all government approvals (if necessary) and internal authorisations as required for the purpose of execution of this Agreement and performance of all obligations under this Agreement. This Agreement shall be binding to Party A once it has been executed by the authorised representative of Party A;

7.1.3
The execution of this Agreement or performance of the obligations thereunder by Party A will not violate any other agreements executed by it or its articles of association, and will not create any legal conflicts with other agreements executed by it or its articles of association.

7.2	Party B represents and warrants that:

7.2.1
Party B is incorporated under the laws of the Hong Kong Special Administrative Region of the PRC with limited liability as an independent legal entity and is currently holding a valid business license;

7.2.2
Party B has obtained all internal authorisations necessary for the execution of this Agreement. This Agreement shall be binding to Party B once it has been executed by the authorised representative of Party B;

7.2.3
The execution of this Agreement or performance of the obligations thereunder by Party B will not violate any other agreements executed by it or its articles of association, and will not create any legal conflicts with other agreements executed by it or its articles of association.

Article 8          Performance of this Agreement

8.1
If any of the transactions under this Agreement constitutes a connected transaction pursuant to the Listing Rules, these transactions shall only be implemented upon obtaining a waiver from The Stock Exchange of Hong Kong Limited ("Stock Exchange") or obtaining independent shareholders' approval in accordance with the Listing Rules. The independent shareholders' approval or the compliance with any other provisions related to connected transactions under the Listing Rules shall be a condition precedent to this Agreement and such transactions.

8.2	If a conditional waiver is granted by the Stock Exchange, this Agreement shall be implemented according to the conditions so stipulated.

8.3
If a waiver in respect of a certain connected transaction is withdrawn, revoked or lapsed, and  the transaction fails to comply with the requirements of the Listing Rules regarding connected transaction, then the performance under this Agreement regarding that transaction shall be terminated.

8.4	If the performance of all transactions under this Agreement are terminated pursuant to Article 8.3, this Agreement shall be terminated.

Article 9          Force Majeure

9.1
If an event of Force Majeure occurs to any Party of this Agreement (Force Majeure events shall mean any event which is beyond the reasonable control of the affected Party, unforeseen or unavoidable and insurmountable even if foreseeable, and which arises after the date of this Agreement and which makes the total or partial performance of this Agreement by that Party become impossible or impracticable (including but not limited to the failure to perform even when a reasonable amount of money has been spent). Such events shall include but not limited flood, fire, drought, typhoons, earthquakes and other natural disasters, traffic accidents, unrests, riots and war (whether declared or not) and acts or omissions of government agencies) and the impact of such event of Force Majeure has resulted in the failure to perform all or part of its obligations under this Agreement, the performance of such obligations shall be suspended during the period caused by an event of Force Majeure.

9.2
The Party claiming Force Majeure shall make its best efforts to inform the other Party in writing within the shortest period of time and shall furnish within fifteen days thereafter proper proof of the occurrence and duration of such Force Majeure by hand or registered post. The Party claiming a Force Majeure event such that objectively the performance of this Agreement has become impossible or impracticable shall have the liability to use all reasonable endeavours to eliminate or mitigate the impact of Force Majeure.

9.3
In the event of Force Majeure, both Parties shall promptly decide how to implement this Agreement through friendly consultations. After the termination or elimination of the Force Majeure events or its consequences, both Parties shall promptly resume the performance of their respective obligations under this Agreement.

Article 10          Announcement

10.1
Save for announcement made pursuant to the laws of the PRC or the requirements of China Securities Regulatory Commission, Stock Exchange of Hong Kong Limited, Securities and Futures Commission of Hong Kong, New York Stock Exchange, US Securities and Exchange Commission or any other governmental or regulatory authorities, neither party shall make any announcement regarding this Agreement without the prior written consent of the other party.

Article 11          Miscellaneous

11.1	Save as otherwise provided in this Agreement, neither Party shall transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

11.2
This Agreement shall constitute the entire agreement between the Parties and shall supersede all prior verbal or written agreements, contracts, understanding and communication between them with respect to such matters.

11.3	If any provision in this Agreement becomes illegal, invalid or unenforceable, it shall not affect the validity and enforceability of the other provisions of this Agreement.

11.4
Both Parties agree to be liable for all fees and expenses arising from the execution of this Agreement pursuant to the relevant PRC laws. If the law does not prescribed for such payments, the  fees and expenses shall be borne equally by both Parties.

11.5
This Agreement shall only be amended in writing sign by the authorised representatives from both Parties and sealed. If such amendment constitutes a substantive or material amendment to this Agreement, then such amendment shall only be valid upon notification or obtaining the approval (subject to the requirements of the Stock Exchange then) from the Stock Exchange and Party B's shareholders at the shareholders' meeting (if applicable).

11.6	Unless otherwise provided, no failure or delay on the part of either Party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any right, power or privilege of the other party hereto. The single or partial exercise of any right, power or privilege hereunder by any Party shall not preclude any other exercise of any other right, power or privilege hereunder.

Article 12          Notices

12.1
A notice or other correspondences made by a Party pursuant to this Agreement must be in writing and in Chinese, and must be left at the designated address of the other Party by hand or registered post, or sent by facsimile to the designated facsimile number of the other Party. A notice is deemed to have validly made on a date subject to the following provisions:

12.1.1	in the case of a notice delivered by hand, the date of receipt by a designated person of the other Party;

12.1.2  in the case of a notice by registered post, on the seventh day after the posting (dated on postage stamp) (if the last day is Saturday, Sunday or statutory holiday, then the next following working day).

12.1.3	in the case of a notice by facsimile, upon the facsimile being sent.

Article 13          Governing Law and Dispute Resolution

13.1	This Agreement shall be governed and construed in accordance with the laws of the People's Republic of China.

13.2
Any dispute arising out of or relating to this Agreement shall be settled by consultation between Party A and Party B. If consultation fails, Party A or Party B may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the such arbitration commission in effective at the application of such arbitration. Any arbitral award shall be final and binding upon both Parties.

Article 14          Supplementary

14.1	Unless otherwise provided, in this Agreement:

14.1.1	a Party shall include its successors;

14.1.2	the headings of the respective articles of this Agreement shall be solely for ease of reference and shall not have any legal force or prejudice the interpretation of this Agreement.

14.2	This Agreement shall be in Chinese.

IN WITNESS whereof which the parties have executed this Agreement on the date and place first above written.

China National Offshore Oil Corporation

Authorised representative
Title:

CNOOC Limited

Authorised representative
Title: